UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a – 101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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Evolution Petroleum Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EVOLUTION PETROLEUM CORPORATION

2500 CityWest Boulevard, Suite 1300

Houston, Texas 77042

To the Stockholders of Evolution Petroleum Corporation:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Evolution Petroleum Corporation (the “Company”). The meeting will be held at the Company’s offices at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042 at 10 a.m., local time, on Tuesday, December 9, 2008. If you plan to attend, please notify the Corporate Secretary at (713) 935-0122.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes two items to be voted on by our stockholders. At the Meeting, I will also report on the Company’s current operations and will be available to respond to questions from stockholders. Recording devices will not be permitted in the meeting.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. You are urged, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker), even if you plan to attend the meeting.

Thank you for your continued interest in Evolution Petroleum Corporation.

Sincerely,
October 28, 2008

/s/ Robert S. Herlin
Robert S. Herlin, President and Chief
Executive Officer and Director

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 9, 2008

Notice is hereby given to the holders of common stock of Evolution Petroleum Corporation (the “Company”) that the Annual Meeting of Stockholders will be held at the Company’s offices at 2500 CityWest Boulevard, Suite 1300 Houston, TX 77042, on Tuesday, December 9, 2008, at 10 a.m., local time, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

(1)	To elect six (6) directors to serve until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To ratify the appointment of Hein & Associates LLP as independent auditors of the Company for the fiscal year ending June 30, 2009; and

(3)	To transact such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

Only those stockholders of record at the close of business on October 24, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any postponement(s) or adjournment(s) thereof, notwithstanding the transfer of any shares after such date. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at the Annual Meeting, and for ten days before the Annual Meeting at the Company’s principal executive offices.

Whether or not you expect to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented.  A self-addressed envelope has been enclosed for your convenience.  If you attend the meeting you may, if you wish, revoke your proxy and vote in person.

By Order of the Board of Directors,

October 28, 2008
/s/ Sterling H. McDonald
Sterling H. McDonald
Vice President, Chief Financial Officer
and Treasurer

EVOLUTION PETROLEUM CORPORATION

2500 CityWest Boulevard, Suite 1300

Houston, Texas 77042

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

December 9, 2008

This Proxy Statement accompanies the Notice (the “Notice”) of the Annual Meeting of Stockholders of Evolution Petroleum Corporation, a Nevada corporation (hereinafter, “us”, “we”, “our” or the “Company”), in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our 2008 Annual Meeting of Stockholders to be held at 10 a.m., local time, at our Company’s principal executive offices at 2500 CityWest Boulevard, Suite 1300 Houston, TX 77042, on Tuesday, December 9, 2008, and at any postponement or adjournment thereof.

The Company’s Annual Report for the fiscal year ended June 30, 2008 is being mailed to stockholders with the mailing of the Notice of Meeting and Proxy Statement. This Proxy Statement and the accompanying proxy card are first being sent to our stockholders on or about October 28, 2008.

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Additionally, officers, directors and employees of the Company may solicit proxies personally or by telephone, email, or facsimile communication. These officers, directors and employees will not receive any compensation for these services. The Company will reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company.  The costs of solicitation will be borne by the Company.

What is the purpose of the 2008 Annual Meeting?

At the 2008 Annual Meeting, stockholders will act upon the matters outlined in the attached Notice and described in detail in this Proxy Statement, which are:  (1) the election of six (6) directors to the Board of Directors of the Company; (2) the ratification of the appointment of Hein & Associates LLP as our independent auditors for the fiscal year ending June 30, 2009; and (3) to transact such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof. In addition, Company management will report on our performance during the fiscal year ended June 30, 2008, which we refer to as fiscal 2008, and respond to questions from stockholders.

Although the Board does not anticipate that any other matters will come before the 2008 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on October 24, 2008 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. With regard to the election of directors, the six (6) nominees receiving the greatest number of votes cast will be elected provided a quorum is present. On each other matter to be presented, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote will be necessary to approve the matter.

Abstentions will be counted towards the tabulation of votes cast on matters properly presented to the stockholders (except the election of directors) and will have the same effect as negative votes. Broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the matters presented at the Annual Meeting.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, of the holders of a majority of outstanding shares of our common stock at our Annual Meeting shall constitute a quorum.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include broker non-votes will also be counted as shares present for purposes of establishing a quorum. On October 24, 2008, the Record Date, there were 26,917,234 shares of our common stock issued and outstanding and such shares are the only shares entitled to vote at the Annual Meeting.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the description of the Proposals in this Proxy Statement. In summary, the Board recommends a vote FOR election of the six (6) directors named in this Proxy Statement to the Board of Directors (see Proposal I) and a vote FOR the ratification of the appointment of Hein & Associates LLP as our independent auditors for the year ending June 30, 2009 (See Proposal II).

The proxy holders will vote in their discretion with respect to any other matter that may properly come before the Annual Meeting.

Proxies

If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the instructions indicated on such proxy. IF NO INSTRUCTIONS ARE INDICATED ON THE PROXY CARD, THE OFFICIAL PROXIES WILL VOTE (1) “FOR” THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND (2) AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXY HOLDERS.

A stockholder who has returned a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Evolution Petroleum Corporation a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300 Houston, TX 77042, Attention: Corporate Secretary.

PROPOSAL I

ELECTION OF DIRECTORS

The Bylaws of our company provide that the Board of Directors shall consist of a minimum of one member. The size of the Board of Directors is currently set at six members with one open seat. Each director shall hold office until the next annual meeting of stockholders following his election and thereafter until his successor is elected and qualified.

The following is information concerning the nominees for election.

Nominees

Name	Age	Principal Occupation and Directorships

Laird Q. Cagan	50

Mr. Cagan is our co-founder and has served on our Board of Directors as Chairman since May 2004. Mr. Cagan is a co-founder of and, since 2001, has been Managing Director of Cagan McAfee Capital Partners, LLC (“CMCP”), a merchant bank based in Cupertino, California. Since 2004, Mr. Cagan has also been a Managing Director of Chadbourn Securities, Inc., a NASD licensed broker-dealer. He also continues to serve as President of Cagan Capital, LLC, a merchant bank he formed in 1990, the operation of which transitioned into CMCP. Mr. Cagan serves on the Board of Directors of the following companies: Pacific Asia Petroleum, a New York-based public company involved in the acquisition, exploration, development, and production of coal bed methane, natural gas and oil resources in China (since 2007, where Mr. Cagan was also a co-founder, CEO and President of Advanced Drilling Services, an entity that merged with Pacific Asia Petroleum in 2007); WorldSage, Inc., a Cupertino, California-based public development stage post-secondary educational company (since 2006); and Fortes Financial Corporation, an Irvine, California-based mortgage bank (since 2007). Mr. Cagan attended M.I.T. and received his BS and MS degrees in engineering, and his MBA, all from Stanford University. Please also see “Certain Relationships and Related Transactions.”

Robert S. Herlin	53

Mr. Herlin, a co-founder of our company, has been President, Chief Executive Officer and a Director since May 2004. Prior to the merger of Natural Gas Systems, Inc. (“Old NGS”) into our company, Mr. Herlin served as President, Chief Executive Officer and Director of Old NGS since its inception in September 2003. He is responsible for all of our operations, development of our business model, identifying acquisitions of applicable oil and gas properties, developing our operating team and creating, establishing and maintaining industry partnerships. Mr. Herlin has 26 years of experience in engineering, energy transactions, operations and finance with small independents, larger independents and major integrated oil companies. Since 2003, Mr. Herlin has also served as a Partner with Tatum CFO, a financial advisory firm that provides executive officers on a part-time or full-time basis to clients. From 2001 to 2003, Mr. Herlin served as Senior Vice President and Chief Financial Officer of Intercontinental Towers Corporation, an international wireless infrastructure company. Mr. Herlin also serves on the Board of Directors of Boots and Coots Group, an oil field services company. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University.

William Dozier	56

Mr. Dozier has served as a director of our company since December 2005. Since 2005, Mr. Dozier has served as an independent consultant based in Tulsa and Houston. From 1992 to 2005, Mr. Dozier served as Vice President of Operations, and most recently as Senior Vice President for Business Development, for Vintage Petroleum, a large publicly traded independent oil and gas company acquired by Occidental Petroleum. From 1983 to 1992, he was Manager of Operations Engineering for Santa Fe Minerals. Mr. Dozier began his career with Amoco Production in 1975, working in all phases of production, reservoir evaluations, drilling and completions in the Mid-Continent and Gulf Coast areas. He is a licensed petroleum engineer with a B.S. Degree in Petroleum Engineering from the University of Texas. Mr. Dozier serves as Chairman of our Compensation Committee.

Gene Stoever	70

Mr. Stoever has served as a director of our company since May 2004. In 1993, Mr. Stoever retired from KPMG Peat Marwick after 32 years of service, including 24 years as a partner. Since 1994, he has acted as an independent consultant. From 1999 to 2004, he served as a trustee of the Sterling Diagnostic Imaging and SDI Liquidating Trust, and from 2001 to 2005 he served as a Director of Exopack, LLC, a flexible packaging company. He also serves as a director and Chairman of the Audit Committee of Propex Fabrics, Inc., a global provider of woven and non-woven polypropylene products, and Orion Marine Group, a global marine contractor. Mr. Stoever earned his B.B.A. degree in accounting with honors from the University of Texas at Austin, is a Certified Public Accountant in the State of Texas and is a current member of the Texas Society of Public Accountants. Mr. Stoever serves as Chairman of our Audit Committee.

E. J. DiPaolo	55

Mr. DiPaolo has served as a director of our company since May 2004. Since 2003, Mr. DiPaolo has served as an Energy Advisor to Growth Capital Partners, L.P., an investment banking company. From 2002 to the present, Mr. DiPaolo has served as an independent energy producer. From 1976 to 2002, Mr. DiPaolo was with the Halliburton Company, most recently as Group Senior Vice President of Global Business Development, where he was responsible for the management of overall customer relationships with the companies within Halliburton’s upstream businesses, including Halliburton Energy Services, Brown and Root Energy Services, and Landmark Graphics and Wellstream. Previously, Mr. DiPaolo was the North American Regional Vice President and Far East Regional Vice President for Halliburton, accountable for the overall operation of Halliburton Energy Services in those regions. Mr. DiPaolo also serves on the Board of Directors of Boots and Coots Group, an oil field services company, and Edgen Corporation, a pipe distribution company. He received his undergraduate degree in agricultural engineering from West Virginia University in 1976 where he currently serves on the Advisory Board of the College of Engineering. Mr. DiPaolo serves as Chairman of our Nominating Committee.

Kelly W. Loyd	35

Mr. Loyd has not previously served as a director of our company, but is a nominee to fill a newly created position on our board.  Since 2004, Mr. Loyd has been employed by JVL Advisors, LLC, a private energy investment company that is a major stockholder of our company. From 2001 to 2004, Mr. Loyd was an associate in the energy corporate finance investment banking group at RBC Capital Markets and Howard Frazier Barker Elliot.  Previously, Mr. Loyd served as a founder and controller of L.A.B. Sports and Entertainment, a sports/entertainment promotion and production company, a Managing Partner of Tigre Leasing, L.L.P, a commercial real estate company focused on the purchase/sale of resort properties, and as an analyst in Jefferies and Company, Inc.’s energy corporate finance investment banking group.  Mr. Loyd received a B.S. in Economics with Finance Applications from Southern Methodist University and earned an MBA from Rice University.

We believe that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

THE BOARD OF DIRECTORS UNAMIOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Meetings of the Board of Directors and Committees

Board of Directors

The property, affairs and business of our company are under the general management of our Board of Directors as provided by the laws of the State of Nevada and our Bylaws. We have standing Audit, Compensation and Nominating Committees of the Board of Directors. The Audit Committee was established in accordance with section 3(a)(58)(A) of The Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors held three meetings during fiscal 2008. Each director attended at least 75% of the aggregate of the total meetings of the Board and the total number of meetings held by all committees of the Board on which such director served during fiscal 2008. The Company currently has no formal policy with respect to the attendance of members of the Board of Directors at annual meetings. One Director, Mr. Herlin, attended our 2007 annual meeting.

Director Independence

The Board of Directors affirmatively determines the independence of each director in accordance with the American Stock Exchange Rules and listing standards. The Board has determined that Messrs. William Dozier, E.J. DiPaolo, Gene Stoever and Kelly W. Loyd each qualify as independent non-employee directors with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee

The Board of Directors has instructed the Audit Committee to meet periodically with our management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our board the independent auditors to be retained, and receive and consider the auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee’s functions are further described under the heading “Audit Committee Report”. A copy of the written charter adopted by the Board of Directors for the Audit Committee and as currently in effect is included on our website, www.evolutionpetroleum.com.

The Audit Committee is composed of Mr. Gene Stoever, Chairman, and Messrs. E.J. DiPaolo and William Dozier. Each member of the Audit Committee is “independent,” as such term is defined in the listing standards for companies listed on the American Stock Exchange. Each member of the Audit Committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has determined that Mr. Stoever is an “audit committee financial expert” as defined under Item 401(e)(2) of Regulation S-K of the Securities Act of 1933. The Audit Committee met four times during fiscal year 2008.

Compensation Committee

The Compensation Committee is authorized to review annual salaries and bonuses of our officers and has the authority to determine the recipients of options, the time or times at which options shall be granted, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our stock plan. In addition, the Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer.  In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate.  Please refer to the discussion under Setting Executive Compensation for further information on independent compensation consultants used by the Company.  The members of the Compensation Committee consist of Mr. Dozier, Chairman, and Messrs. Stoever and DiPaolo. A copy of the written charter adopted by the Board of Directors for the Compensation Committee and as currently in effect is included on our website, www.evolutionpetroleum.com. Each member of the Compensation Committee is “independent,” as such term is defined in the listing standards for companies listed on the American Stock Exchange. The Compensation Committee met five times during fiscal year 2008.

Nomination of Directors

The Nominating Committee, the members of which are currently Mr. DiPaolo, who serves as Chairman, and Messrs. Stoever and Dozier, is responsible for identifying, screening, and recommending qualified candidates to serve on our Board of Directors. A copy of the written charter adopted by the Board of Directors for the Nominating Committee and as currently in effect is included on our website, www.evolutionpetroleum.com. Pursuant to its charter, the Nominating Committee is directed, among other things, to: develop and recommend to the Board specific guidelines and criteria for selecting nominees to the Board; formulate a process to identify and evaluate candidates to be recommended; review periodically compensation programs for non-employee directors and make recommendations for changes when appropriate; and evaluate the performance of incumbent members of the Board to determine whether to recommend such persons for re-election. Each member of the Nominating Committee is “independent,” as defined in the listing standards for companies listed on the American Stock Exchange.

It is our policy that the Nominating Committee consider recommendations for the nomination of directors submitted by our significant, long-term stockholders (generally, stockholders that have beneficially owned more than 5% of our outstanding shares for at least two years). The Nominating Committee will give consideration to such recommendations that have been submitted in accordance with procedural requirements adopted by the Nominating Committee. All such stockholder nominating recommendations must be in writing, addressed to the Nominating Committee, care of the Corporate Secretary at Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300, Houston, TX 77042. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Nominating Committee to consider, to the Corporate Secretary no later than 120 days prior to the date of the notice of annual meeting released to stockholders in connection with the current year’s annual meeting.

The Committee has determined that, at the minimum, nominees for directorship should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders.  They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  The Company endeavors to have a board representing diverse experience in areas that are relevant to the Company’s business activities.  Directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the Board for an extended period of time.

Prior to nominating a candidate for election to the Board, the Committee will review the qualifications of each candidate.  Final candidates may be interviewed by the Company’s Chairman of the Board and one or more other Board members.  The Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information.

In determining whether to nominate an incumbent director for reelection, the Committee will evaluate each incumbent’s continued service, in light of the Board’s collective requirements, at the time such Director comes up for reelection.

In determining whether to include a stockholder nominee in the Board’s slate of nominees, the Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board seat, taking into account the current composition of the Company’s Board.

In addition to the foregoing, stockholders may nominate directors for election without consideration by the Nominating Committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act including the consent to serve as a director. The Nominating Committee did not meet during fiscal year 2008, but did meet in October 2008 to consider nominations for the election of directors at the annual shareholders’ meeting.  At that time, the Committee recommended that the Board of Directors be expanded to six members, that Kelly W. Loyd be nominated for the open position and that the other incumbent directors be re-nominated.  Subsequently, the Board of Directors through a consent resolution approved the expansion of the Board of Directors to six members, effective at the Annual Meeting, and approved the six nominees for election to the Board.

Code of Ethics

We have adopted a formal code of conduct that applies to all of our employees, officers and directors. You can access the latest copy of our Code of Business Conduct and Ethics on our website, www.evolutionpetroleum.com.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Stockholder Communications with the Board

Any stockholder can communicate with all directors or with specified directors by sending correspondence to our Corporate Secretary at 2500 CityWest Boulevard, Suite 1300, Houston, Texas 77042. All such letters will be forwarded to the entire Board or to the directors specified by the stockholder.

Compensation of Directors

Except as noted, our directors receive compensation for serving on the board and for serving as committee members. Robert S. Herlin, who serves as our President and Chief Executive Officer, Laird Q. Cagan, a director and past major stockholder, and Kelly W. Loyd, an affiliate of a major stockholder, receive no additional compensation for serving as a director or committee member. However, Mr. Cagan is a Managing Partner of Cagan McAfee Capital Partners (“CMCP”), which is paid $5,000 per month for general financial and advisory services, including those provided by Mr. Cagan.

In December 2006, the board approved a new compensation plan for outside directors. Under the new plan, our outside directors (other than for Mr. Cagan and Mr. Loyd) are paid a retainer of $24,000 per fiscal year, plus meeting fees of $1,000 per day for board and committee meetings attended in person and $500 per day for those meetings attended telephonically, with a maximum of one fee paid per day in total. The Chair of the Audit Committee is paid an additional retainer of $12,000 per annum and the Chair of the Compensation Committee is paid an additional retainer of $7,500 per annum. In addition to the cash retainers and fees, the outside directors receive a payment of restricted stock with a fair market value of $36,000 per annum awarded as of the date of each annual stockholders meeting. These shares of restricted stock vest over one year from the date of grant. We also reimburse our non-employee directors for any direct expenses they incur in their capacity as directors, generally limited to travel costs related to board or committee meetings. The revised compensation for outside directors was based on a review of practices by our peer group with the intent of remaining competitive for qualified directors.  The revised compensation elements are within the range of comparable elements of our peer group, and were approved by the disinterested directors. Subsequently, the Compensation Committee on October 22, 2008 considered and approved an annual retainer of $3,750 for the Chairman of the Nominations Committee.

Mr. Cagan earns compensation from our company through his relationship with our financial advisor, CMCP and placement agent (Chadbourn Securities, Inc.). In addition, in the past we have reimbursed CMCP for the costs of legal services performed by staff members of CMCP under the direction of our previous general counsel. We ceased obtaining such legal services from CMCP at the end of calendar year 2006. We also reimburse Mr. Cagan for documented travel expenses he incurs from time to time directly on our behalf. Please see “Certain Relationships and Related Transactions.”

The following table sets forth a summary of the compensation the Company paid to its directors in fiscal year 2008:

Name	Fees earned or paid in cash ($)	Stock awards ($)(4)	Option awards ($)	Non-equity incentive plan comp. ($)	Changes in pension value and nonqualified comp. earnings ($)	All other comp. ($)		Total ($)

Laird Q. Cagan	$ n/a	n/a	n/a	n/a	n/a	60,000	(1)	$60,000
Robert S. Herlin (2)	n/a	n/a	n/a	n/a	n/a	n/a		n/a
William Dozier (3)	$40,500	$36,000	—	—	—	$		$76,500
Gene Stoever (3)	$45,000	$36,000	—	—	—	—		$81,000
E. J. DiPaolo (3)	$30,500	$36,000	—	—	—	—		$66,500

(1) Constitutes fees paid to CMCP for consulting services rendered.

(2) Please see table for Officers’ compensation for Mr. Herlin, who does not receive any additional compensation for his services as a member of the Board of Directors.

(3) Includes annual retainer fees and the following meeting fees earned:  three meetings of the Board of Directors, four meetings of the audit committee and five meetings of the compensation committee, but limited to one meeting fee per calendar day.

(4) Equivalent to 8,633 shares of restricted common stock based on the closing stock price on the issuance date, subject to cliff vesting over one year.  As of the date of this filing, these shares remain unvested until December 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of the shares of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, except as noted above, based solely on our review of the copies of such reports received or written representations from the Reporting Persons, we believe that, with respect to the fiscal year ended June 30, 2008 all the Reporting Persons complied with all applicable Section 16 filing requirements, except certain filings by Laird Q. Cagan.  Laird Q. Cagan filed (i) a Form 4 on July 7, 2008 that was due on June 16, 2008 for a transaction with respect to a disposition of 250,000 shares of stock, and (ii) a Form 4 on October 9, 2008 that was due on February 2, 2008 for a transaction with respect to a transfer of warrants for partial compensation.  Mr. Cagan elected to directly file his Form 4s; accordingly, the reason for the untimely filings is unknown by the registrant.

Beneficial Owners of More Than Five Percent of Our Company’s Common Stock; Shares Held by Directors and Executive Officers

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of October 24, 2008 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock; (2) each director and nominee for director; (3) each of the named executive officers listed in the Summary Compensation Table below under the caption “Executive Compensation”; and (4) all executive officers and directors as a group. Shares of common stock that are subject to outstanding options and warrants that are presently exercisable or exercisable by December 23, 2008 are deemed to be outstanding for purposes of computing the percentage ownership of the holder of the options and warrants, but not for any other. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable.

Security Ownership of Certain Beneficial Owners, Management, Directors and Nominees

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)
Robert S. Herlin (2)	2,390,958	8.5%
Sterling H. McDonald (3)	845,625	3.0%
Laird Q. Cagan (4)	255,808	*
E. J. DiPaolo (5)	199,047	*
Gene Stoever (6)	199,047	*
William Dozier (7)	146,047	*
Kelly W. Loyd (8)	—	*
Daryl V. Mazzanti (9)	646,975	2.4%
Eric A. McAfee, P2 Capital LLC and McAfee Capital LLC (10)	5,217,500	19.3%
Scott Bedford (11)	4,693,910	17.4%
John Lovoi (12)	4,669,510	17.3%
River Road Asset Management, LLC (13)	1,866,519	6.9%
Fortress Investment Group LLC (14)	1,360,000	5.1%
All executive officers and directors as a group (seven persons) (2)(3)(4)(6)(7)(8)(9)	11,367,300	38.4%

* Less than 1%

(1)        Based on 26,917,234 shares outstanding on October 24, 2008.

(2)        Includes (i) 1,015,958 shares directly held by Mr. Herlin; (ii) 765,625 shares which are issuable upon exercise of options that are presently exercisable or exercisable by December 23, 2008; and (iii) 609,375 shares which are issuable upon exercise of warrants that are presently exercisable or exercisable by December 23, 2008.

(3)        Includes (i) 5,000 shares directly held by Mr. McDonald; (ii) 706,250 shares which are issuable upon exercise of options that are presently exercisable or exercisable by December 23, 2008; and (iii) 134,375 shares which are issuable upon exercise of warrants that are presently exercisable or exercisable by December 23, 2008.

(4)        Includes (i) 14,000 shares owned by Mr. Cagan; (ii) 159,308 shares that Mr. Cagan currently has the right to acquire pursuant to warrants; and (iii) 82,500 shares out of a total of 165,000 shares that Cagan McAfee Capital Partners, LLC (an entity in which Mr. Cagan owns a 50% interest and shares voting and dispositive power) currently has the right to acquire pursuant to warrants.  Mr. Cagan’s Address is: c/o Cagan McAfee Capital Partners, LLC, 20,400 Steven Creek Blvd., St. 700, Cupertino, California 95014.

(5)        Includes (i) 21,047 shares of restricted stock directly held by Mr. DiPaolo; and (ii) 178,000 shares which are issuable upon exercise of options that are presently exercisable or exercisable by December 23, 2008.

(6)        Includes (i) 21,047 shares of restricted stock directly held by Mr. Stoever; and (ii) 178,000 shares which are issuable upon exercise of options that are presently exercisable or exercisable by December 23, 2008.

(7)        Includes (i) 21,047 shares of restricted stock directly held by Mr. Dozier; and (ii) 125,000 shares which are assumable upon exercise of options that are presently exercisable or exercisable by December 23, 2008.

(8)        Mr. Loyd is employed by JVL Advisors, LLC, an entity controlled by John Lovoi.  Mr. Loyd does not have beneficial ownership of any shares controlled by JVL Advisors, LLC or John Lovoi.   See also Note (12).

(9)        Includes (i) 34,475 shares directly held by Mr. Mazzanti, and (ii) up to 462,500 shares which are issuable upon exercise of options that are presently exercisable or exercisable by December 23, 2008; and (iii) 150,000 shares which are issuable upon exercise of warrants that are presently exercisable or exercisable by December 23, 2008.

(10)      Based on information provided by Mr. McAfee as of October 15, 2007: (i) 790,000 shares directly held by Mr. McAfee, (ii) 1,750,000 shares held by P2 Capital LLC, an entity owned 50% by Marguerite McAfee (Mr. McAfee’s spouse) and 25% by each of Mr. and Mrs. McAfee’s minor children (over which shares Mrs. McAfee holds sole dispositive and voting power), (iii) 2,470,000 shares held by McAfee Capital, LLC, an entity owned 50% by each of Mr. and Mrs. McAfee (over which shares Mr. and Mrs. McAfee share voting and dispositive power), (iv) 125,000 shares owned by Berg McAfee Companies, LLC (out of a total of 250,000 shares owned by Berg McAfee Companies, LLC), an entity in which Mr. McAfee owns a 50% interest and shares voting and dispositive power; and (v) currently exercisable warrants to purchase 82,500 shares owned by Cagan McAfee Capital Partners, LLC (out of a total of warrants to purchase 165,000 shares owned by CMCP), an entity in which Mr. McAfee owns a 50% interest and shares voting and dispositive power. The address for Eric McAfee, P2 Capital LLC and McAfee Capital LLC is: 10600 North De Anza Boulevard, Suite 250, Cupertino, California 95014.

(11)                   All information in the table and in this disclosure with respect to Scott Bedford is based on the (1) Schedule 13G filed with the SEC by Scott Bedford on June 19, 2008, and written information provided to the Company by Mr. Bedford.  Mr. Bedford’s address is: c/o Peninsula Capital Management, LP, 235 Pine Street, Suite 1600, San Francisco, California 94104.

(12)                   All information in the table and in this disclosure with respect to John Lovoi is based on the (1) Schedule 13G/A filed with the SEC by John Lovoi on February 7, 2008 and written information provided to the Company by Mr. Lovoi.  Mr. Lovoi’s address is: 10000 Memorial Drive, Suite 550, Houston, Texas 77024.

(13)                   All information in the table and in this disclosure with respect to River Road Asset Management, LLC is based solely on the Schedule 13G filed with the SEC by River Road on February 13, 2008.  According to the Schedule 13G River Road is the beneficial owner of 1,866,519 shares or 7% of the common stock outstanding of the Company as of February 13, 2008.  According to the Schedule 13G, River Road has sole voting power of 1,348,024 of the shares beneficially owned and sole dispositive power of 1,866,519 of the shares beneficially owned.  River Road Asset Management, LLC’s address is: 462 South 4th Street, Suite 1600, Louisville, Kentucky 40202.

(14)                   All information in the table and in this disclosure with respect to Fortress Investment Group LLC is based solely on information provided by Fortress Investment Group LLC’s Form 13F-HR filed August 15, 2008. Fortress Investment Group LLC’s address is: 1345 Avenue of the Americas, 46th Floor New York, NY 10105

Certain Relationships and Related Transactions

Laird Q. Cagan is a Managing Director of CMCP. CMCP performs financial advisory services for us pursuant to a written agreement and is paid a monthly retainer. In addition, Mr. Cagan is a registered representative of Chadbourn Securities, Inc. (“Chadbourn”), our non-exclusive placement agent for private financings. Pursuant to the agreement between Mr. Cagan, Chadbourn and the Company, we pay Chadbourn a placement fee based on the amount of securities placed by Chadbourn. Effective as of December 1, 2005, CMCP is paid a monthly retainer fee of $5,000 per month and, when and if earned, a placement fee equal to a cash fee of 8% for the first $1.0 million of gross proceeds, declining by 1% for each subsequent $1.0 million of gross proceeds raised (to a minimum fee of 4%), and warrants equal to 4% of the shares placed by Chadbourn. During the fiscal years ended June 30 of 2008 and 2007, we expensed and paid CMCP $60,000 in monthly retainers each year.  We did not pay any placement fees to CMCP or Chadbourn in either of the last two fiscal years.

Executive Officers of the Company

Set forth below is information regarding our executive officers including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning executive officers’ ownership of our common stock, see “Beneficial Owners of More Than Five Percent of our Company’s Common Stock; Shares Held by Directors and Executive Officers.”

For information regarding Robert S. Herlin, our President and Chief Executive Officer, see “Proposal I - Election of Directors.”

Sterling H. McDonald (59). Mr. McDonald joined us as our Chief Financial Officer in November 2003 and has also been responsible for our administrative functions. From 1999 to 2003, Mr. McDonald acted as an independent consultant and interim Chief Financial Officer to public and private companies, primarily in the oil and gas industry. From 1997 to 1999, he served as Chief Financial Officer for PetroAmerican Services, a subsidiary of an integrated NYSE-traded oil and gas company. Previously, he served as Chief Financial Officer of PetroStar Energy, an exploration and production company, and Treasurer of Reading and Bates Corporation, a NYSE-traded international offshore drilling services, exploration and production company. Mr. McDonald holds an MBA, with highest academic achievement, from the University of Tulsa.

Daryl V. Mazzanti (46). Mr. Mazzanti joined our company as our Vice President of Operations in July 2005, to lead all of our oil and gas operations. From 1985 to 2005, Mr. Mazzanti was employed by Union Pacific Resources (UPR) and Anadarko Petroleum (the successor to UPR), where he managed operational, engineering and geotechnical teams responsible for oil and gas fields in Texas, Oklahoma, Louisiana, the Rockies and offshore Gulf of Mexico. His duties included overseeing up to 1,200 horizontal wells, optimizing artificial lift methods for a 750 well program and supervising multi-rig drilling and service programs. Mr. Mazzanti began his career in 1985 as a Development Engineer with Champlin Oil (the predecessor to UPR), where he was responsible for drilling, completion, workover, recompletion, reservoir analysis and surface facility optimization across Texas and offshore Gulf of Mexico Mr. Mazzanti holds a Bachelor of Science in Petroleum Engineering, with distinction, from the University of Oklahoma at Norman.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Determination of Executive Compensation

Compensation Objectives

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for the oversight and determination of compensation, including salaries, equity compensation and other benefits for all of our executive officers and senior management, and administers our Evolution Petroleum Corporation Amended and Restated 2004 Stock Plan (the “2004 Stock Plan”) and our 2003 Stock Plan, as may be further amended from time to time. The Committee delegates its authority for salary adjustments for other employees to the Chief Executive Officer. The primary objectives of the Company’s executive compensation program are to attract and retain key executives, to stimulate management’s efforts on our behalf in a way that supports our business plan and to align management’s incentives with the long-term interests of the Company and its stockholders.

Setting Executive Compensation

Committee meetings involving consideration of compensation adjustments and awards for executive officers (other than the chief executive officer) typically include the committee members and our Chief Executive Officer.  For compensation decisions relating to executive officers and senior management other than our Chief Executive Officer, the Chief Executive Officer typically makes recommendations in line with the policy and structure established by the Compensation Committee and reviews them with the Compensation Committee for adjustments and approval.   The recommendations of the Chief Executive Officer are primarily derived from an equal weighting of corporate achievements against goals for the fiscal year and a review of each person’s achievements against their individual goals and objectives mutually set and approved by the Committee at the beginning of the fiscal year, as well as by market factors. Market factors include compensation being offered for equivalent positions by competitors, the overall relative contributions of the person, the future contributions expected and the difficulty in replacing the person should they choose to leave. The Committee meets in executive session outside of the presence of any senior executive officer to determine the amount, form and terms of compensation for the Chief Executive Officer.

The recommendations of the Chief Executive Officer and considerations of the Committee are influenced by the (i) findings and recommendations of the compensation consultant employed from time to time by the Committee to confirm industry competitive pay and ratify our executive officer compensation levels, and (ii) specific and localized industry and market conditions directly affecting the Company’s ability to recruit new staff and retain existing staff. The findings of the compensation consultant include surveys of relevant peer groups, as determined by industry and size. The current practice of the Committee and Chief Executive Officer is to consider the average base pay of the peer groups in determining our executive officers’ base, but to more heavily weight total compensation towards short term and long term variable components tied to individual and corporate performance.

The Committee engaged Thomas J. Reno & Associates, Inc. (“Reno”) as its independent compensation consultant for fiscal 2008.  The role of the compensation consultant is to provide the Committee with information on competitive practices and pay levels and to advise the Compensation Committee on executive compensation issues. Reno recommended pay level ranges for the three executive officers’ base pay, targets for short term incentive pay and long term incentive awards for fiscal 2008.

For his report, Reno conducted a competitive market analysis based on data of companies in the Energy industry with annual revenue of less than $41 million and active in similar geographic areas and industry segment. The Company had no input into the selection of the peer group by Reno. This analysis drew data from various sources including the Mercer Energy Compensation 2006 Survey and information available from filings by public companies in the energy industry with revenues between $24 million and $79 million. The Mercer Survey provides information on 305 positions reported by 184 organizations in the energy industry. The Reno Report utilized only information on base salary and short term incentives from the Mercer Survey. Due to our early stage of growth, Reno established our peer group more on the basis of assets under management than on revenues.

Reno did not attend our Board of Directors meeting, nor our Committee meetings. He was employed directly by the Committee and received no fees from the Company other than for the services rendered to the Committee.

With the exception of significant promotions and new hires, we review compensation, including equity awards, annually following the preliminary closing of the books for the fiscal year.  Actual payment of short term incentive awards is subject to approval by the Board of Directors following Audit Committee approval of the report of the independent audit of the financial results for the fiscal year.  Equity awards are generally made at the same time, following adoption of a policy in 2006 that all employees would be evaluated for base salary adjustments, awards of long term incentives, determination of short term incentive awards and setting of objectives for future short term awards. This timing enables us to consider full, prior year audited performance by the Company and the potential recipients against our expectations. Our policy is that all grants to newly hired employees are effective on the latter of the employee’s first day of employment or upon authorization of the grant by the Board of Directors upon the recommendation of the Committee.  The exercise price of stock options awarded is based upon the grant date fair market value, which is the closing market price of our common stock on the date of grant.

Elements of Compensation

The Company’s executive compensation program consists of the following basic components: base salary, long-term incentives pursuant to the 2003 and 2004 Stock Plans, short term cash bonuses and limited perquisites.  Each component of the compensation program serves a particular purpose and is considered independently on the basis of achieving that respective purpose.

Base Salary.  Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. The Committee annually reviews the base salary of each executive officer in relation to market and specific industry conditions and relative to staff salaries. In determining the appropriate level of compensation for each executive officer, the Committee evaluates the responsibilities and authority of the executive as well as the executive’s performance as to the Company’s goals, objectives and strategic business plan and reviews. Base salaries for fiscal 2008 were determined by utilizing the lower end of Reno’s report survey range, due to our size compared to the peers in the cited surveys and our stated compensation practice.

In September 2007, the Committee increased base pay for executive management to reflect market factors. The base pay for Mr. Mazzanti and Mr. McDonald was increased to $190,000 and the base pay for Mr. Herlin was increased to $240,000.

Long-Term Incentive Compensation.  Grants of long-term incentives are primarily designed to tie a major portion of each executive’s compensation to long-term future performance tied directly to the interests of our stockholders.  In determining the long-term incentive component of our executive officers’ compensation for fiscal 2008, the Committee reviewed their past contributions in directly building net asset value per share, their expected future contributions to building net asset value per share, and their existing equity holdings. Our intent is for that staff that has contributed or is contributing materially to building the Company to have a material stake in that value creation without diluting the current stock value to our shareholders.  Our staff is currently eligible to receive awards under our 2004 Stock Plan, while no new awards are available under our 2003 Stock Plan.  The 2004 Stock Plan permits the Board of Directors to award eligible employees, directors and consultants with restricted stock grants, incentive stock options, non-statutory stock options and stock appreciation rights. Awards to senior management and executive officers under the 2004 Stock Plan have generally consisted of incentive options and warrants.

Under the 2004 Stock Plan, no more than 5,500,000 shares of our common stock may be subject to incentive awards.  As of June 30, 2008, there were 1,325,859  shares available to be granted under the 2004 Stock Plan . During fiscal 2008, we awarded options to purchase 1,435,000 shares of stock to employees and contractors, and 25,899 shares of restricted stock to the three independent members of our board of directors.

Short Term Incentive Bonus.  Short term incentive bonuses, primarily paid in cash, are a major portion of total compensation paid and are intended to vary with individual and Company performance against pre-determined goals. The Committee determines awards of short term incentive bonuses to our executive officers based upon overall performance against those goals on a qualitative basis, wherein individual and corporate performances are equally weighted, then multiplied to reach a payout factor. Progress against goals is measured and reviewed quarterly by the Board of Directors. Short term incentive bonus targets are set to allow recipients to achieve base and short-term incentive compensation at the upper quartile of the Reno survey range, if all goals are accomplished.  Short term incentive awards for fiscal 2008 for executive officers averaged 17% below target awards.

Perquisites.  We limit the perquisites that we make available to our executive officers. At this time, the only material potential perquisite provided is to the CEO. The Company owns a 10.5% interest in a single engine airplane use license that is utilized by the CEO for business travel. The Company permits the CEO to utilize this interest for personal use, provided that the CEO reimburses the company using the equivalent rental cost of a similar airplane. Our CEO did not utilize the aircraft for personal use during fiscal 2008.

Other Compensation.  In addition, senior executives participate in the benefit plans and programs that are available to all full time employees of the Company, which include medical, dental, vision, long- term disability and life insurance. Most of the premiums for each employee are paid by the Company under a pre-tax 125 plan, assuming the employee elects to participate in a “high benefit” medical plan. Those employees covered under another medical plan, and electing to not participate in the Company’s healthcare plan, receive cash compensation equal to the Company subsidy for an employee with no family participation. The Company believes that the benefit plans compare very favorably to its competitors. The Company also offers a 401(k) “safe harbor” plan which matches employee contributions in an amount equal to 4% of the employee’s salary, subject to the maximum employee contributions allowed under current law.

Termination Benefits. In the event of termination by the Company of Mr. Herlin for reasons other than cause, the terms of his employment contract provide for the payment of up to one year of base pay. The terms of the employment contracts for Mr. McDonald and Mr. Mazzanti provide for severance payments of up to six months of base pay, plus an additional six months of base pay if the termination follows within twelve months of a change in control. For all employees, a change in control of the Company causes half of all remaining unvested compensation options and warrants to vest immediately, and the balance vest if the employee is terminated for any reason within one year of a change of control. Without this feature, employees terminated due to a change in control would lose unvested options and, therefore, be incentivized to oppose a merger or sale that would otherwise be in the best interests of the stockholders. Since the majority of the incentive options and warrants were awarded in the startup phase of the company to induce talented staff to leave other jobs, join a potentially risky new venture and contribute their intellectual property to our company, a change in control is likely to result in an exercise of a large number of options and warrants that would accelerate a substantial book expense to the company.

Certain Policies of Executive Compensation

Timing of Stock-based Incentive Awards. In 2006, the Company adopted the policy that all compensation adjustments and awards of incentive pay would be made following the end of the fiscal year and those employees not on a fiscal year basis were moved to a fiscal year basis. Cash bonuses are not paid until the fiscal year end audit is approved by the audit committee, but within seventy-five (75) days of the end of the fiscal year. Stock-based incentives are awarded only after a review has been completed by the Chief Executive Officer and the Committee of achievements against full year objectives and goals and following preliminary financial results of the fiscal year. Base pay adjustments and long term incentives are determined following the end of the fiscal year.

Exceptions to Procedure. The Committee will consider and the Board of Directors will authorize long term incentives for newly hired employees at times other than immediately following the end of the fiscal year audit.

Additional Material Factors

The Company was founded in September of 2003 by Mr. Herlin, joined later in 2003 by Mr. McDonald and in mid-2005 by Mr. Mazzanti (senior management). All operations and value creation have occurred under their management and all past, present and contemplated projects are a result primarily of the efforts by senior management. Equity participation and substantial earned, short term incentive pay were, and continue to be, the major components of compensation provided to induce the senior management to join and remain with the Company and contribute their efforts and ideas for continued value creation.  All, or essentially all, of the stock, options and warrants paid to senior management is still held by the recipients, thereby closely aligning senior management with the interests of shareholders.

Goals and objectives for the Company for fiscal 2008 included, but were not limited to, the following:

•                  Operational improvements – substantially increased net production compared to fiscal 2007, but less than budgeted; realized first quarterly earnings and realized a substantial reduction in operating costs per BOE.

•                  Value addition – substantially increased net oil and gas reserves, without the issuance of common shares.

•                  Administrative improvements – reduced timeline for quarterly reporting, added expertise in SEC reporting requirements and initiated timely SOX/404 compliance process.

•                  Infrastructure additions – expanded operating staff to allow development drilling activities and expanded leasing activities.

•                  New project development and implementation – initiated development drilling in the Giddings Field, added 22 proved undeveloped drilling/reentry locations and added a new project with significant potential.

•                  Technology development – successfully deployed and tested technology for production of moderately heavy oil in contact with water and identified targets for application.

•                  Expanded investor relations efforts – substantially increased independent analyst coverage.

•                  Liquidity – remained debt free and avoided any illiquid short-term investments, mark-to-market losses and/or loss of principal on our short-term investments.

The Company generally met these objectives, with the primary exception being budgeted net production and drilled well costs, and greatly exceeded expectations through the 135% increase in proved reserves over and above production and the sale of approximately 23% of beginning year in place proved reserves, leasing of more than 16,000 net acres within our Oklahoma gas projects and more than 14,000 net acres within the Giddings Field.  The shortfall in net production was primarily due to a delay in the commencement of drilling operations resulting from a delay in obtaining a suitable drilling rig and unexpected mechanical problems in the first three wells planned for re-entry operations, combined with the anticipated distribution of wells results actually being more heavily weighted towards better wells in the latter stage of the program.  Well costs were higher than expected due to inclusion of a grass roots well being substituted for a lower cost re-entry, higher costs for vendor services and downhole mechanical problems.  Consequently, fiscal 2008 short term incentive awards were materially less than the targeted maximum amounts.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to our company for our fiscal year ended June 30, 2008 and 2007 for Robert S. Herlin (President and Chief Executive Officer), Sterling H. McDonald (Vice President, Chief Financial Officer and Treasurer) and Daryl V. Mazzanti (Vice President) (collectively, the “Named Executives”). We had no other executive officers during these periods.

Name and Principal Position	Fiscal Year	Salary	Cash Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total

Robert S. Herlin	2008	$235,000	$130,248	$57,449	$342,211	$16,674	$781,582
President and CEO	2007	$210,000	$170,100	$—	$381,494	$11,450	$773,044

Sterling H McDonald	2008	$186,667	$108,150	$18,000	$248,787	$16,205	$577,809
Vice President, CFO and Treasurer	2007	$167,500	$109,012	$—	$241,552	$11,973	$530,037

Daryl V. Mazzanti	2008	$186,667	$77,335	$34,110	$331,949	$22,571	$652,632
Vice President Operations	2007	$166,250	$103,275	$—	$267,648	$16,841	$554,014

(1)          All employees were given the opportunity to take up to one-third of their annual cash bonuses in common stock.  Mr. Herlin, Mr. McDonald and Mr. Mazzanti each elected to receive 15,958, 5,000 and 9,475 shares of common stock respectively, in lieu of cash for the fiscal year ended June 30, 2008. The amounts under “Stock Awards” reflect the compensation expense recognized by the Company for financial reporting purposes in 2008, calculated in accordance with SFAS No. 123(R). The discussion of the assumptions used in calculating these values can be found in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2008 filed with the SEC.

(2)          The amounts represent stock-based compensating expense recognized during fiscal 2008 and 2007 for equity awards made in fiscal year 2008 or 2007 or in previous years in accordance with SFAS 123(R). Additional stock option awards were issued August 19, 2008 as long term incentives for future performance. Exercise price of options issued was $4.02, the closing market price on the date of authorization by the Board of Directors and term is seven years. Stock options vest over four years of service to the company. Awards included 127,210 shares to Mr. Herlin, 67,140 to Mr. McDonald and 67,140 to Mr. Mazzanti. For additional information, see Note 8 to our Notes to Consolidated Financial Statements in Form 10-K for the year ended June 30, 2008, as filed with the SEC.

(3)          Includes healthcare subsidy, life insurance, long-term disability and 401(k) matching contributions by the Company, all on terms offered to all employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding awarded securities for each named executive officer outstanding as of June 30, 2008 (note 1).

Option awards						Stock awards
Name	Number of securities underlying unexercised options & warrants (#) exercisable	Number of securities underlying unexercised options & warrants (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option /warrant exercise price ($)	Option /warrant expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)

Robert S. Herlin(2)	250,000	—		$0.001	09/23/2013
	662,500	125,000		$1.80	04/04/2015
	290,625	109,375		$1.41	02/15/2016
	46,875	203,125		$2.19	09/07/2017

Sterling H. McDonald(2)	250,000	—		$0.25	11/11/2013
	262,500	87,500		$1.80	04/04/2015
	212,500	87,500		$1.41	02/15/2016
	28,125	121,875		$2.19	09/07/2017

Daryl V. Mazzanti(2)	412,500	137,500		$1.61	06/23/2015
	75,000	75,000		$2.55	05/05/2016
	37,500	162,500		$2.19	09/07/2017

(1)                                  Does not include awards of stock options made after June 30, 2008 in the amount of 127,210 for Mr. Herlin, 67,140 for Mr. McDonald and 67,140 for Mr. Mazzanti at an exercise price of $4.02, the closing market price on the date of authorization, and a seven year term. All of the options so issued are unexercisable as of November 24, 2008.

(2)                                  The unvested stock options of Mr. Herlin, Mr. McDonald, and Mr. Mazzanti generally vest 1/16th per quarter from the date of grant, with the last option vesting in August 2012.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Executive Employment Agreement: Robert S. Herlin

On September 23, 2003, Natural Gas Systems, Inc., a Delaware corporation (“Old NGS”), a subsidiary of Natural Gas Systems, Inc., a Nevada corporation (the “Company”), entered into an Executive Employment Contract (the “Original Herlin Employment Contract”) with Robert S. Herlin for Mr. Herlin to serve as President and Chief Executive Officer. Pursuant to the Original Herlin Employment Contract, Mr. Herlin was granted a stock option to purchase 250,000 shares of Old NGS common stock with an exercise price equal to $0.001 per share vesting over four years, that was to be cancelled when the Company granted warrants to Tatum CFO Partners, LLP, a provider of contract CFO’s and other executive level executives (“Tatum”), in connection with Mr. Herlin’s status as a partner of Tatum and certain other services to be provided by Tatum. In addition, under the Original Herlin Employment Contract Mr. Herlin received an annual salary of $180,000, an annual discretionary bonus of up to $180,000 and a six month severance package, and purchased 1,000,000 shares of common stock of Old NGS, with Old NGS having a repurchase right under a reverse vesting arrangement over twenty-seven (27) months (the “Stock Purchase Agreement”). The Original Herlin Employment Contract and Stock Purchase Agreement were assumed by us when our subsidiary merged with Old NGS in May 2004. In addition, the stock options were exchanged in the merger for stock options exercisable for shares of our common stock.

On April 4, 2005, we entered into an Executive Employment Contract (the “New Herlin Employment Contract”) with Mr. Herlin. The New Herlin Employment Contract supersedes the Original Herlin Employment Contract. Pursuant to the New Herlin Employment Contract, Mr. Herlin continues to serve as our President and Chief Executive Officer. The New Herlin Employment Contract provided an initial annual salary of $180,000, which increased to $210,000 in April 2006, and, pursuant to a provision that provides for possible additional annual increases at the discretion of the Board of Directors, Mr. Herlin’s salary was increased to $240,000 in September 2007. The agreement provides Mr. Herlin is entitled to a bonus of up to 100% of his base salary payable in cash or securities. Mr. Herlin is also entitled to a continuation of his base salary, medical and long-term disability benefits for one year following termination by the Company if other than for Cause (defined as (i) a material breach by the executive of any agreement with the Company; (ii) conviction of a felony; (iii) material failure of executive to comply with Company policies; (iv) fraud, gross negligence or willful misconduct; and (v) continued failure by executive to perform assigned duties) or Permanent Disability (defined as the inability to perform essential functions of the position for at least 90 consecutive days because of a physical or mental impairment), or if Mr. Herlin is subject to Constructive Termination (defined as (i) any material breach of the Agreement by the Company, including assigning duties inconsistent with the executive’s position not cured within 60 days; (ii) relocation of executive’s offices in excess of 20 miles; and (iii) substantial reduction of responsibilities, authority or scope of work of executive).  In addition, the New Herlin Employment Contract includes a covenant not to compete for one (1) year following termination of the Contract.

As a bonus for fiscal 2005, Mr. Herlin was allowed to retain the 250,000 stock options granted to him for the benefit of Tatum under the Original Employment Agreement. We also entered into a new agreement with Tatum, which supersedes the original agreement with Tatum and provides for us to grant Tatum a warrant to purchase up to 262,500 shares of our common stock, exercisable at $0.001 per share over a five-year period. We refer you to “Amended and Restated Agreement with Tatum Partners.”

The agreement also provided for the grant of a stock option for 500,000 shares of the Company’s common stock, the grant of 287,000 warrants, and an additional 250,000 warrants for a prior year bonus payment in lieu of cash, to Mr. Herlin. On April 4, 2005, Mr. Herlin was granted a stock option to purchase up to 500,000 shares of our common stock, with an exercise price equal to $1.80 per share that vests over four years, as well as a warrant to purchase up to 287,500 shares of our common stock, with an exercise price equal to $1.80 per share that vests over eighteen months, both of which have with certain acceleration provisions based on involuntary termination and change of control.

On February 15, 2006, Mr. Herlin was granted a warrant to purchase up to 400,000 shares of our common stock, with an exercise price of $1.41 per share. In lieu of a cash bonus, that portion of the option to purchase 150,000 shares was fully vested as of its grant date, with the remaining portion of the option vesting over a four-year period.

On September 7, 2007, Mr. Herlin was granted an option to purchase 250,000 shares of our common stock at an exercise price of $2.19 per share, vesting over a four-year period.

For information on Mr. Herlin’s compensation during fiscal year 2008, please see “Executive Compensation and Related Information.”

Executive Employment Agreement: Sterling H. McDonald

On November 10, 2003, Old NGS entered into an Executive Employment Contract with Sterling H. McDonald for Mr. McDonald to serve as Chief Financial Officer (the “Original McDonald Employment Contract”). The Original McDonald Employment Contract provided for a grant of a stock option to purchase up to 250,000 shares of common stock of Old NGS, with an exercise price of $0.25 per share that vests over 48 months. In addition, under the Original McDonald Employment Contract Mr. McDonald received an annual salary of $120,000, an annual discretionary bonus, and a maximum six-month severance package. The Original McDonald Employment Contract was assumed by us when our subsidiary merged with Old NGS in May 2004. In addition, the stock options were exchanged in the merger for stock options exercisable for shares of our common stock.

On April 4, 2005, we entered into an Executive Employment Contract (the “New McDonald Employment Contract”) with Mr. McDonald. The New McDonald Employment Contract supersedes the Original McDonald Employment Contract with the exception that Mr. McDonald retained the stock options under the terms previously granted. Pursuant to the New McDonald Employment Contract, Mr. McDonald continues to serve as our Chief Financial Officer. The agreement provides for an initial annual salary of $150,000, and, subject to a provision that allows annual increases at the discretion of the Board of Directors, was increased to $160,000 in February 2006, $170,000 in October 2006, and $190,000 in September 2007. Mr. McDonald is also eligible to receive an annual discretionary bonus equal to 75% of his annual salary. In addition Mr. McDonald is entitled to a continuation of his base salary, medical and long-term disability benefits for six months following termination by the Company if other than for Cause (defined as (i) unauthorized disclosure by executive of confidential information; (ii) a material breach by the executive of any agreement with the Company; (ii) conviction of a felony; (iii) material failure of executive to comply with Company policies; (iv) fraud, gross negligence or willful misconduct; and (v) continued failure by executive to perform assigned duties) or Permanent Disability (defined as the inability to perform essential functions of the position for at least 90 consecutive days because of a physical or mental impairment), or if Mr. McDonald is subject to Constructive Termination (defined as (i) any material breach of the Agreement by the Company, including assigning duties inconsistent with the executive’s position not cured within 45 days; (ii) relocation of executive’s offices in excess of 20 miles; and (iii) substantial reduction of responsibilities, authority or scope of work of executive), which may be increased to one year under conditions related to a Change of Control (defined as (i) a merger or consolidation if persons who were not controlling stockholders own 50% or more of the voting power immediately after the merger or consolidation of each (a) the surviving entity and (b) any direct or indirect parent of the surviving entity; or (ii) the sale, transfer or disposition of all of the Company’s assets).

The Agreement also provided Mr. McDonald an option to purchase up to 350,000 shares of our common stock at an exercise price of $1.80 per share, vesting over four years, with certain acceleration provisions based on involuntary termination and change of control.

On February 15, 2006, Mr. McDonald was granted a warrant to purchase up to 150,000 shares of our common stock at an exercise price of $1.41 per share. In lieu of a cash bonus, that portion of the warrant to purchase 100,000 shares was fully vested as of its grant date, with the remaining portion of the warrant vesting over a four-year period. On February 15, 2006, Mr. McDonald was also granted a stock option to purchase up to 150,000 shares of our common stock at an exercise price of $1.41 per share vesting over a four-year period.

On September 7, 2007, Mr. McDonald was granted an option to purchase 150,000 shares of our common stock at an exercise price of $2.19 per share, vesting over a four-year period.

For information on Mr. McDonald’s compensation in fiscal year 2008, see “Executive Compensation and Related Information.”

Executive Employment Agreement: Daryl V. Mazzanti

On June 23, 2005, we entered into an Executive Employment Contract with Mr. Daryl V. Mazzanti for Mr. Mazzanti to serve as Vice President of Operations of our company (the “Employment Contract”). Under the Employment Contract, Mr. Mazzanti receives an initial annual salary of $155,000, and, pursuant to a provision that allows annual increases at the discretion of the Board of Directors, Mr. Mazzanti’s salary was increased to $170,000 in October of 2006 and $190,000 in September of 2007.. The agreement also provides for a discretionary bonus of up to 75% of his annual salary and a six month severance package.  If the Company terminates Mr. Mazzanti for any reason other than for Cause (defined in the same manner as in Mr. McDonald’s Employment Contract) or Permanent Disability (defined in the same manner as in Mr. McDonald’s Employment Contract), or Mr. Mazzanti is subject to a Constructive Termination (defined in the same manner as in Mr. McDonald’s Employment Contract), then the Company agrees to continue Mr. Mazzanti’s salary and benefit coverage for six months following his termination.  In addition, Mr. Mazzanti will receive six months severance if, for a period of one year following a Change of Control (defined in the same manner as in Mr. McDonald’s Employment Contract), Mr. Mazzanti is terminated or is subjected to a Constructive Termination.

The Employment Contract provided for a grant of up to 350,000 stock options under our 2004 Stock Plan, exercisable at $1.61 per share and vesting quarterly over four years (“Stock Option Agreement”). Further, Mr. Mazzanti received a sign on bonus of a grant of 25,000 shares of our common stock under the 2004 Stock Plan and a cash payment of $10,000. In addition, we granted Mr. Mazzanti a warrant to purchase up to 200,000 shares of our common stock at an exercise price of $1.61 per share, vesting over four years. On May 5, 2006, Mr. Mazzanti was granted an option to purchase up to 150,000 shares of our common stock at an exercise price of $2.55 per share, vesting over four years.

On September 7, 2007, Mr. Mazzanti was granted an option to purchase 200,000 shares of our common stock at an exercise price of $2.19 per share, vesting over a four-year period.

For information on Mr. Mazzanti’s compensation in fiscal year 2008, see “Executive Compensation and Related Information.”

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any of such filings.

The responsibilities of the Audit Committee include providing oversight to Evolution Petroleum Corporation’s financial reporting process through periodic meetings with Evolution Petroleum Corporation’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of Evolution Petroleum Corporation is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on our senior management, including senior financial management, and its independent auditors.

We have reviewed and discussed with senior management Evolution Petroleum Corporation’s audited financial statements included in the fiscal 2008 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Hein & Associates LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of Evolution Petroleum Corporation’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Hein & Associates LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Hein & Associates LLP and Evolution Petroleum Corporation that in its professional judgment may reasonably be thought to bear on independence. Hein & Associates LLP has discussed its independence with us. Hein & Associates LLP confirmed in its letter, in its professional judgment, it is independent of Evolution Petroleum Corporation within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to Evolution Petroleum Corporation’s audited financial statements included in Evolution Petroleum Corporation’s fiscal 2008 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in Evolution Petroleum Corporation’s Annual Report on Form 10-K.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that Evolution Petroleum Corporation’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of our independent auditors with respect to such financial statements.

Respectfully Submitted,

The Audit Committee

Gene Stoever, Chairman
E.J. DiPaolo
William Dozier

PROPOSAL II

PROPOSAL TO RATIFY APPOINTMENT OF

HEIN & ASSOCIATES LLP AS OUR COMPANY’S AUDITORS

The Audit Committee of our Board of Directors has appointed the firm of Hein & Associates LLP as our company’s independent auditors to audit our consolidated financial statements for the fiscal year ending June 30, 2009. From June 30, 2004 through June 30, 2008, Hein & Associates LLP served as our independent auditors and also provided certain tax consulting and other accounting services.

We are not required to seek stockholder approval for the appointment of our independent auditors; however, the Audit Committee and the full Board of Directors believe it to be sound corporate practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our stockholders.

Independent Public Auditors

Aggregate fees billed to us for professional services by Hein & Associates LLP during the fiscal years ended June 30, 2008 and 2007 were as follows:

	2008	2007

Audit Fees	$101,255	$88,100

Audit-Related Fees	$1,255	$—

Tax Fees	$85,204	$43,093

All Other Fees	$—	$6,550

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Hein & Associates LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K, and the review of financial statements included in our Form 10-Q’s, and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; and “tax fees” are fees for tax compliance, tax advice and tax planning, including assistance with an IRS field audit of the 2006 federal tax return conducted in fiscal 2008. “All other fees” primarily relate to fees for the review of our registration statement on file with the Securities and Exchange Commission.

All of the audit related services and tax fees were pre-approved by our Audit Committee.

The Audit Committee has considered the compatibility of the non-audit services provided by Hein & Associates LLP, to Hein & Associates’ continued independence and has concluded that its independence is not compromised.  In order to strengthen Hein’s independence, and to streamline the approval process for non-audit services, we have retained Grant Thornton LLP to replace Hein & Associate’s tax compliance, tax advice and tax planning services for fiscal 2008.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditors and considers whether these services are compatible with the auditors’ independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. All non-audit services provided by the independent auditors must be pre-approved by the Audit Committee Chairman prior to the engagement. The Audit Committee pre-approved all audit and permitted non-audit services by Hein & Associates LLP in fiscal 2008.

THE BOARD OF DIRECTORS UNAMINOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2009.

Representatives of Hein & Associates LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

At the Annual Meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. The Board of Directors may also submit other matters to the stockholders for action at the Annual Meeting. Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next annual meeting of stockholders to be held in 2009 must be received by Evolution Petroleum Corporation not less than one hundred twenty (120) days prior to October 28, 2009. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the Proxy Statement and Proxy in 2009. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 2500 CityWest Boulevard, Suite 1300 Houston, TX 77042.

OTHER MATTERS

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

A copy of the Company’s Annual Report on Form 10-K without exhibits, for the fiscal year ended June 30, 2008 filed with the Securities and Exchange Commission accompanies this Proxy Statement. Copies of the Form 10-K exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: Evolution Petroleum Corporation, 2500 CityWest Boulevard, Suite 1300 Houston, TX 77042, Attention: Corporate Secretary.

By Order of the Board of Directors,
October 28, 2008

/s/ Sterling H. McDonald
Sterling H. McDonald,
Vice President, Chief Financial Officer
and Treasurer

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

EVOLUTION PETROLEUM CORPORATION
 a Nevada Corporation
ANNUAL MEETING OF STOCKHOLDERS

December 9, 2008

The undersigned hereby appoints Robert S. Herlin and Sterling H. McDonald, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Evolution Petroleum Corporation, held of record by the undersigned on October 24, 2008 at the Annual Meeting of Stockholders to be held at the Company’s offices at 2500 CityWest Boulevard, Suite 1300 Houston, TX 77042 on Tuesday, December 9, 2008, at 10 a.m. (local time), or any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the instructions specified on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 ON THE REVERSE SIDE AND FOR PROPOSAL 2.  THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY	Please mark

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2. I understand that I may revoke this Proxy only by: (i) written instructions to that effect, signed and dated by me, which must be actually received by the Corporate Secretary prior to the commencement of the Annual Meeting; (ii) properly submitting to the Company a duly executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and voting in person.

	your votes like this	☒

WITHHOLD
	FOR	AUTHORITY
1. For the election as directors of the nominees listed below, except to the extent that authority is specifically withheld.	☐	☐

Nominees: Robert S. Herlin, Laird Q. Cagan, Gene Stoever, E. J. DiPaolo, William Dozier and Kelly W. Loyd

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)
FOR	AGAINST	ABSTAIN

2. Proposal to ratify appointment of Hein & Associates LLP, as independent auditors. ☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature if Held Jointly	Dated:

Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person. Please mark, sign, and date and return the Proxy promptly using the enclosed envelope.